Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Third Quarter 2008 Results

Third Quarter 2008 Highlights

•	Total reported revenues reached $171.6 million, an increase of 6.4% over the prior year.

•	As Adjusted Revenues of $174.6 million, a decrease of 5.1% on a same store basis, continuing to significantly outperform the industry.

•	Online revenue grew 34.0% over the prior year on a same store basis.

•	Net loss of $18.5 million.

•	As Adjusted EBITDA was $32.7 million, down 18.5% versus the prior year.

•	Levered Free Cash Flow was $0.17 per share.

•	Balance of revolving credit facility of $28.8 million, was paid off during the quarter.

FAIRPORT, N.Y., November 7, 2008—GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC: GHSE) today reported financial results for the quarter ended September 30, 2008.

The Company reported total revenues of $171.6 million in the quarter, an increase of 6.4% over the third quarter of 2007. On a same-store basis, As Adjusted Revenues for the Company were $174.6 million in the quarter, decreasing 5.1% over the prior year. Operating income for the third quarter was $9.8 million as compared to $12.1 million in the third quarter of 2007. As Adjusted EBITDA for the quarter was $32.7 million, a decrease of 20.8% on a same store basis.

GateHouse Media’s management utilizes As Adjusted Revenues and As Adjusted EBITDA to evaluate the Company’s performance, cash flows and liquidity because these metrics exclude non-cash items such as depreciation and amortization, non-cash compensation expense and one-time costs associated with integrating acquisitions and realizing synergy cost savings. GateHouse Media also uses As Adjusted EBITDA, excluding corporate costs, to assess the performance of its core local businesses.

Third Quarter 2008

Total reported revenues reached $171.6 million, an increase of 6.4% over the prior year. As Adjusted Revenues for the quarter were $174.6 million, a decline of 5.1% on a same store basis. Local advertising revenues continued to hold up well given the current economic environment declining only 1.1% on a same store basis. Classified revenues continue to be the primary driver of revenue declines with a 21.0% decline on a same store basis accounting for 97.0% of the Company’s total revenue decline. The classified advertising weakness was seen across all three major categories: help wanted, real estate and auto. Online revenues continued to grow, increasing 34.0% on a same store basis, consistent with the first half of 2008. Circulation revenues in the quarter increased by 4.0%. Commercial printing and other revenues declined 21.6% on a same store basis due to lower commercial printing projects, which is typical in a slow economy.

As Adjusted EBITDA declined 20.8% to $32.7 million on a same store basis with margins declining from 22.4% to 18.7% over the period. A combination of the lower classified revenue and flat expenses year over year contributed to the decline in margins. The Company was successful in reducing approximately $8.0 million in controllable costs in the third quarter. Unfortunately those reductions were offset by increases in newsprint costs, delivery costs, health care costs and bad debt expense, resulting in very slight expense declines for the quarter versus prior year.

Non-cash compensation expense for Restricted Stock Grants (RSGs) in the third quarter was $0.8 million. One-time costs incurred or accrued in the quarter were $4.3 million. These were charges related primarily to integration of the Company’s acquisitions in order to realize permanent expense reductions, and to reduce future capital expenditure needs, as well as staff reductions taken in order to reduce the cost basis in light of the current revenue environment.

Levered Free Cash Flow for the quarter was $9.8 million compared with $15.8 million for the same quarter in 2007.

During the quarter, the Company paid off its revolving credit facility. With the revolving credit facility at zero, the Company is not subject to any leverage test under its long term credit facility. The Company does not intend to borrow on the revolving credit facility in the near term and intends to fund working capital needs with cash from operations.

Earnings Call

The Company has scheduled a conference call to discuss the financial results on November 7, 2008 at 10:00 a.m. Eastern Time. The conference call can be accessed by dialing (877) 627-6511 (from within the U.S.) or (719) 325-4851 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “GateHouse Media Third Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.gatehousemedia.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 p.m. Eastern Time on November 7, 2008 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code “8740510.” A copy of this earnings release and quarterly financial supplement will be posted on the Investors section of the GateHouse Media website.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 92 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations while adjusting for the purchase accounting impact on revenues of the SureWest acquisition. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 30, 2008		Three months ended September 30, 2007	Nine months ended September 30, 2008		Nine months ended September 30, 2007
Revenues:
Advertising	$123,821		$117,910	$374,562		$304,244
Circulation	37,857		34,449	109,785		82,891
Commercial printing and other	9,927		8,935	30,541		23,665

Total revenues	171,605		161,294	514,888		410,800
Operating costs and expenses:
Operating costs	96,091		88,042	288,028		220,703
Selling, general, and administrative	47,220		41,499	145,112		111,674
Depreciation and amortization	16,749		16,336	53,394		40,400
Integration and reorganization costs	1,636		2,904	5,846		5,357
Impairment of long-lived assets	118		368	102,635		569
Loss on sale of assets	4		13	210		35
Goodwill and mastheads impairment	—		—	336,096		—

Operating income (loss)	9,787		12,132	(416,433)		32,062
Interest expense	21,456		22,304	69,089		54,900
Amortization of deferred financing costs	340		511	1,504		1,714
Loss on early extinguishment of debt	—		2,240	—		2,240
Unrealized loss on derivative instrument	3,769		2,348	5,525		1,973
Other income	(41)		(6)	(5)		(214)

Loss from continuing operations before income taxes	(15,737)		(15,265)	(492,546)		(28,551)
Income tax benefit	(207)		(5,365)	(13,523)		(9,386)

Loss from continuing operations	(15,530)		(9,900)	(479,023)		(19,165)
Income (loss) from discontinued operations, net of income taxes	(2,976	) (a)	1,146	(11,523	) (a)	2,368

Net loss	$(18,506)		$(8,754)	$(490,546)		$(16,797)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(0.27)		$(0.19)	$(8.40)		$(0.45)
Income (loss) from discontinued operations, net of income taxes	(0.05)		0.02	(0.20)		0.06

Net loss	$(0.32)		$(0.17)	$(8.60)		$(0.39)
Dividends declared per share	$—		$0.40	$0.20		$1.17
Basic weighted average shares outstanding	57,110,077		52,327,761	57,034,723		42,893,602

Diluted weighted average shares outstanding	57,110,077		52,327,761	57,034,723		42,893,602

(a)	Included in income from discontinued operations, net of taxes are total revenues of $2,989 for the three months ended September 30, 2008 primarily related to Milton, Pa, Sayre, PA, Oswego, NY and Nebraska and $14,987 for the nine months ended September 30, 2008 primarily from Yankton, SD, Winter Haven, FL and Telluride, CO, Milton, PA, Sayre, PA, Oswego, NY and Nebraska.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,418	$12,096
Accounts receivable, net of allowance for doubtful accounts of $4,328 and $3,874 at September 30, 2008 and December 31, 2007, respectively	73,697	85,474
Inventory	10,735	9,046
Prepaid expenses	4,533	4,514
Deferred income taxes	3,890	3,890
Other current assets	4,535	4,208
Assets held for sale	—	1,540

Total current assets	109,808	120,768
Property, plant, and equipment, net of accumulated depreciation of $51,054 and $30,597 at September 30, 2008 and December 31, 2007, respectively	203,782	210,209
Goodwill	387,314	701,852
Intangible assets, net of accumulated amortization of $90,280 and $58,111 at September 30, 2008 and December 31, 2007, respectively	625,432	808,794
Deferred financing costs, net	7,395	8,416
Other assets	1,483	1,692
Long-term assets held for sale	13,664	23,264

Total assets	$1,348,878	$1,874,995

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term liabilities	$1,342	$1,047
Short-term note payable	13,354	10,000
Short-term debt	17,000	—
Accounts payable	18,869	13,190
Accrued expenses	37,150	40,672
Accrued interest	7,878	9,947
Deferred revenue	29,713	29,840
Dividend payable	—	23,126
Liabilities held for sale	—	623

Total current liabilities	125,306	128,445
Long-term liabilities:
Long-term debt	1,195,000	1,206,000
Long-term liabilities, less current portion	16,675	3,809
Deferred income taxes	11,966	25,327
Derivative instruments	19,508	44,101
Pension and other postretirement benefit obligations	14,600	13,325

Total liabilities	1,383,055	1,421,007

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 50,000,000 shares authorized at September 30, 2008; none issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized at September 30, 2008; 58,213,868 and 57,947,073 shares issued, and 58,085,930 and 57,891,295 outstanding at September 30, 2008 and December 31, 2007, respectively	568	568
Additional paid-in capital	824,967	822,025
Accumulated other comprehensive loss	(38,851)	(49,962)
Accumulated deficit	(820,558)	(318,407)
Treasury stock, at cost, 127,938 and 55,778 shares at September 30, 2008 and December 31, 2007, respectively	(303)	(236)

Total stockholders’ equity (deficit)	(34,177)	453,988

Total liabilities and stockholders’ equity (deficit)	$1,348,878	$1,874,995

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Cash flows from operating activities:
Net loss	$(490,546)	$(16,797)
Income (loss) from discontinued operations, net of income taxes	$(11,523)	2,368

Net loss from continuing operations	(479,023)	(19,165)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,394	40,400
Amortization of deferred financing costs	1,504	1,714
Unrealized loss (gain) on derivative instrument	5,525	1,973
Non-cash compensation expense	2,942	2,984
Deferred income taxes	(13,375)	(10,626)
Loss on sale of assets	210	35
Loss on early extinguishment of debt	—	2,240
Pension and other postretirement benefit obligations	(581)	482
Non-cash interest expense	618	—
Impairment of long-lived assets	102,635	569
Goodwill and mastheads impairment	336,096	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	9,622	1,920
Inventory	(1,848)	1,498
Prepaid expenses	299	1,012
Other assets	(19)	(2,097)
Accounts payable	5,007	140
Accrued expenses	1,870	10,415
Accrued interest	(2,069)	7,744
Deferred revenue	218	103
Other long-term liabilities	(759)	(271)

Net cash provided by operating activities	22,266	41,070

Cash flows from investing activities:
Purchases of property, plant, and equipment	(7,541)	(5,933)
Proceeds from sale of publications and other assets	45,700	77,045
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	—	(154)
Acquisition of The Copley Press, Inc. newspapers, net of cash acquired	(11)	(385,466)
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	379	(420,379)
Other acquisitions, net of cash acquired	(25,979)	(209,129)

Net cash used in investing activities	12,548	(944,016)

Cash flows from financing activities:
Payment of debt issuance costs	(6)	(7,455)
Borrowings under term loans	19,505	1,495,000
Repayments under short term debt and notes payable (1)	(19,517)	(858,000)
Net repayments under revolving credit facility	(11,000)	—
Payment of offering costs	—	(1,345)
Issuance of common stock, net of underwriter’s discount	—	332,939
Purchase of treasury stock	(67)	—
Payment of dividends	(34,731)	(39,551)
Issuance of subsidiary Preferred stock	11,500	—
Payment of subsidiary preferred stock issuance costs	(176)	—

Net cash provided by (used in) financing activities	(34,492)	921,588

Net increase (decrease) in cash and cash equivalents	322	18,642
Cash and cash equivalents at beginning of period	12,096	90,302

Cash and cash equivalents at end of period	$12,418	$108,944

(1)	Includes $16.5 million payment related to a $19.8 million settlement agreement for the termination of two interest rate swap agreements on $570 million of term loans.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Loss from continuing operations	$(15,530)	$(9,900)	$(479,023)	$(19,165)
Income tax expense (benefit)	(207)	(5,365)	(13,523)	(9,386)
Unrealized (gain) loss on derivative instrument (1)	3,769	2,348	5,525	1,973
Loss on early extinguishment of debt	—	2,240	—	2,240
Amortization of deferred financing costs	340	511	1,504	1,714
Interest expense	21,456	22,304	69,089	54,900
Impairment of long-lived assets	118	368	102,635	569
Depreciation and amortization	16,749	16,336	53,394	40,400
Goodwill and masthead impairment	—	—	336,096	—

Adjusted EBITDA from continuing operations	26,695	28,842	75,697	73,245
Non-cash compensation and other expense	3,323	3,967	14,070	7,128
Non-cash portion of postretirement benefits expense	119	—	1,012	668
Integration and reorganization costs	1,636	2,904	5,846	5,357
Loss on sale of assets	4	13	210	35
Impact of SureWest Directories purchase accounting	—	2,660	—	6,748
Income (loss) from discontinued operations	897	1,684	3,894	3,475

As Adjusted EBITDA	32,674	40,070	100,729	96,656
Net capital expenditures (2)	(1,633)	(1,966)	(7,422)	(5,368)
Cash taxes	202	—	146	—
Interest expense	(21,456)	(22,304)	(69,089)	(54,900)

Levered Free Cash Flow	$9,787	$15,800	$24,364	$36,388

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Capital expenditures include proceeds from sales of other assets of $0.03 million and $0.3 million for the three months ended September 30, 2008 and September 30, 2007 and $0.1 million and $0.6 million for the nine months ended September 30, 2008 and September 30, 2007, respectively.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Total revenues from continuing operations	$171,605	$161,294	$514,888	$410,800
Revenues from discontinued operations	2,989	6,341	14,987	13,752

Total income statement revenues	174,594	167,635	529,875	424,552
Impact of SureWest Directories purchase accounting	—	4,609	—	9,310

As Adjusted Revenues	$174,594	$172,244	$529,875	$433,862